Exhibit 99.1

National & Retail Trades and First Call

For release: March 2, 2006 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS FEBRUARY SALES

MENOMONEE FALLS, WI, -- (Business Wire) – March 2, 2006 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended February 25, 2006 increased 14.9 percent over the four-week period ended February 26, 2005. On a comparable store basis, sales increased 3.4 percent.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. This Year
	February 25,	February 26,	All	Comp
	2006	2005	Stores	Stores

February	$ 818.6	$ 712.7	14.9%	3.4%

On February 25, 2006, the Company operated 732 stores in 41 states, compared with 637 stores in 40 states at the same time last year.

The Company celebrates the grand opening of nine new stores today.  In April, the Company plans to open eight additional stores, including its entry into the Portland, OR market with four stores.

The Company expects to open the balance of its planned 80-85 stores for 2006 in the third fiscal quarter. The Company will make its initial entry into the state of Washington with stores in the Seattle market and will continue its expansion into Florida.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (630) 652-3103 and will be available for 36 hours.

Bank of America Conference

Larry Montgomery, Kohl’s chairman and chief executive officer, will be speaking at the Bank of America Consumer Conference in New York City on March 15, 2006, at the New York Palace Hotel at 9:40 AM (EST).  The presentation will be Web cast live (audio only) over the Internet via the Bank of America Web site or through the Company’s Web site located at www.kohls.com (see “Company News”).  For those who cannot listen to the live broadcast, a seven-day replay will be available shortly after the call.  To access the replay, simply visit the link above.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464